UNITED STATES
SECURITIES AND EXCHANGE COMMISSION

Washington, D.C. 20549

FORM 8-K

CURRENT REPORT

Pursuant to Section 13 or 15(d) of the Securities Exchange Act of 1934

Date of Report: February 28, 2007
(Date of earliest event reported)

WESTAFF, INC.

(Exact Name of Registrant as Specified in its Charter)

Delaware
(State or Other Jurisdiction
of Incorporation)

000-24990	94-1266151
(Commission	(I.R.S. Employer
File Number)	Identification No.)

298 North Wiget Lane, Walnut Creek, CA 94598
(Address of Principal Executive Offices, including Zip Code)

(925) 930-5300
(Registrant’s telephone number, including area code)

Check the appropriate box below if the Form 8-K filing is intended to simultaneously satisfy the filing obligation of the registrant under any of the following provisions (see General Instruction A.2. below):

☐            Written communications pursuant to Rule 425 under the Securities Act (17 CFR 230.425)

☐            Soliciting material pursuant to Rule 14a-12 under the Exchange Act (17 CFR 240.14a-12)

☐            Pre-commencement communications pursuant to Rule 14d-2(b) under the Exchange Act (17 CFR 240.14d-2(b))

☐            Pre-commencement communications pursuant to Rule 13e-4(c) under the Exchange Act (17 CFR 240.13e-4(c))

Item 5.01               Changes in Control of Registrant.

Westaff, Inc., a Delaware corporation (the “Company”) was advised at its February 28, 2007 Board Meeting by W. Robert Stover, the Company’s Chairman of the Board of Directors, that all of the Company shares held by Mr. Stover and his children were sold in a private transaction to H.I.G. Capital LLC and its affiliates (collectively, the “Investors”). Representatives of the Investors have further advised the Company’s Board of Directors that H.I.G. Capital LLC, with its affiliates, have acquired additional shares of the Company common stock on the open market and the total shares of Company common stock acquired by the Investors is 8,263,196 shares as of March 1, 2007, which constitutes approximately 49.7% of the Company’s outstanding common stock.  At this time, the Company is not aware of the amount of consideration used by the Investors or their source of funds. Mr. Stover has indicated to the Company that he was asked to remain on the Board by the Investors. The Company is beginning discussions with the Investors regarding prospective, mutual goals and is not aware of any other arrangements or understandings between Mr. Stover and the Investors regarding election of directors or other matters.

The Company issued a press release regarding the investment by the Investors on March 1, 2007. The full text of the press release is attached hereto as Exhibit 99.1 and incorporated herein by reference.

Item 9.01               Financial Statements and Exhibits.

(d)         Exhibits

Exhibit No.	Description of Document

99.1	Press Release, dated March 1, 2007

SIGNATURES

Pursuant to the requirements of the Securities Exchange Act of 1934, the Registrant has duly caused this report to be signed on its behalf by the undersigned thereunto duly authorized.

WESTAFF, INC.
By:	/s/ John P. Sanders
John P. Sanders
Senior Vice President, Chief Financial
Officer and Treasurer

Date:  March 1, 2007

EXHIBIT INDEX

Exhibit No.	Description of Document

99.1	Press Release, dated March 1, 2007